EXHIBIT 2


                             Joint Filing Agreement


      The undersigned acknowledge and agree that the foregoing statement on Amendment No. 6 to Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.


Dated as of:  May 4, 2007        TONTINE CAPITAL PARTNERS, L.P.
                                 TONTINE CAPITAL MANAGEMENT L.L.C.
                                 TONTINE PARTNERS, L.P.
                                 TONTINE MANAGEMENT, L.L.C.
                                 TONTINE OVERSEAS ASSOCIATES, L.L.C.
                                 JEFFREY L. GENDELL



                                 By:  /s/ Jeffrey L. Gendell
                                      ------------------------------------------
                                     Jeffrey L. Gendell, individually,
                                     and as managing member of
                                     Tontine Capital Management, L.L.C.,
                                     general partner of Tontine Capital
                                     Partners, L.P., and as managing member of
                                     Tontine Management, L.L.C., general partner
                                     of Tontine Partners, L.P., and as managing
                                     member of Tontine Overseas Associates,
                                     L.L.C.